As filed with the Securities and Exchange Commission on August 9, 2012
Registration No. 333‑

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

W. R. BERKLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware		22-1867895
(State or other jurisdiction or incorporation or organization)		(I.R.S. Employer Identification Number)
475 Steamboat Road Greenwich, Connecticut 06830 (Address of Principal Executive Offices)

W. R. Berkley Corporation 2012 Stock Incentive Plan (Full title of the plan)

Ira S. Lederman, Esq. Senior Vice President, General Counsel and Secretary W. R. Berkley Corporation 475 Steamboat Road Greenwich, Connecticut 06830 (203) 629-3000
(Name, address and telephone number, including area code, of agent for service)

Copy to: Jeffrey S. Hochman, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 (212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer	☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)		Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.20 par value per share	12,000,000	$36.98	$443,760,000	$50,854.90

(1)
This Registration Statement covers 12,000,000 shares of common stock of W. R. Berkley Corporation (the “Company”), $0.20 par value per share (“Common Stock”), authorized to be issued under the W. R. Berkley Corporation 2012 Stock Incentive Plan (the “Plan”), which amount includes an estimate of shares that may be issued under the Plan as a result of outstanding awards outstanding under the Company’s 2003 Stock Incentive Plan that expire or are canceled, forfeited, settled in cash or otherwise terminated. In addition, this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration and pursuant to Rule 416(c) under the Securities Act of 1933, as amended(the “Securities Act”).

(2)
Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low price of a share of Common Stock on August 6, 2012, as reported by the New York Stock Exchange.

PART I
The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act, in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents, filed with the Commission by W. R. Berkley Corporation, a Delaware corporation (the “Company”), are incorporated by reference into this Registration Statement:
(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on February 28, 2012;
(b)    The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 (filed with the Commission on May 7, 2012) and June 30, 2012 (filed with the Commission on August 8, 2012);
(c)    The Company’s Current Reports on Form 8-K filed with the Commission on March 1, 2012, March 16, 2012 and May 22, 2012; and
(d)    The descriptions of the Company’s common stock, par value $0.20 per share, set forth in the Company’s Registration Statement on Form 8-A/A filed with the Commission on May 1, 2001, including any further amendments or reports for the purposes of updating such descriptions.
In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post‑effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
Item 4.        DESCRIPTION OF SECURITIES
Not applicable.
Item 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL
The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Willkie Farr & Gallagher LLP. As of the date of this Registration Statement, Mr. Jack H. Nusbaum, Senior Partner of Willkie Farr & Gallagher LLP, beneficially owned an aggregate of 77,827 shares of Common Stock. Mr. Nusbaum is also a director of the Company.
Item 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law, as amended, which is applicable to the Company, provides in regards to indemnification of directors and officers as follows:
(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made with respect to a person who is a director or officer of the corporation at the time of such determination:(1) By a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (2) By a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) By the stockholders.
(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).
As permitted by the Delaware General Corporation Law, the Company’s stockholders approved an amendment to the Company’s Restated Certificate of Incorporation containing provisions eliminating a director’s personal liability for monetary damages to the Company and its stockholders arising from a breach of a director’s fiduciary duty except for liability under Section 174 of the Delaware General Corporation Law, liability for any breach of the director’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which the director received an improper personal benefit. The amendment also provides for indemnification of directors, officers and other persons under certain circumstances.

The Company maintains policies of insurance under which the Company and its directors and officers are insured subject to specified exclusions and deductible and maximum amounts against loss arising from any claim which may be made against the Company or any of its directors or officers by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in the Company’s or their respective capacities.
Item 7.        EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.
Item 8.        EXHIBITS
Exhibit No.                Description of Exhibits
4    W. R. Berkley Corporation 2012 Stock Incentive Plan (incorporated by reference from the Company’s Proxy Statement dated April 9, 2012 relating to its 2012 annual meeting of stockholders).
5    Opinion of Willkie Farr & Gallagher LLP regarding the legality of the securities being registered.
23.1    Consent of KPMG LLP.
23.2    Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5).
24    Power of Attorney (reference is made to the signature pages).
Item 9.        UNDERTAKINGS
1.    The undersigned registrant hereby undertakes:
(a)    To file, during any period in which offers or sales are being made, a post‑effective amendment to the Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(b)    That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on the 9th day of August, 2012.

W. R. BERKLEY CORPORATION

    By: /s/ William R. Berkley
William R. Berkley
Chairman of the Board
and Chief Executive Officer

POWER OF ATTORNEY
Each of the undersigned officers and directors of W. R. Berkley Corporation hereby severally constitutes and appoints William R. Berkley, W. Robert Berkley, Jr., Eugene G. Ballard and Ira S. Lederman, and each of them, with full power to act without the other, as his true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date
By:	/s/ William R. Berkley William R. Berkley	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 9, 2012

	Name	Title	Date

By:	/s/ Eugene G. Ballard Eugene G. Ballard	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 9, 2012

By:	/s/ W. Robert Berkley, Jr. W. Robert Berkley, Jr.	Director and President, Chief Operating Officer	August 9, 2012

By:	/s/ Christopher L. Augostini Christopher L. Augostini	Director	August 9, 2012

By:	/s/ Ronald E. Blaylock Ronald E. Blaylock	Director	August 9, 2012

By:	/s/ Mark E. Brockbank Mark E. Brockbank	Director	August 9, 2012

By:	/s/ George G. Daly George G. Daly	Director	August 9, 2012

By:	/s/ Mary C. Farrell Mary C. Farrell	Director	August 9, 2012

By:	/s/ Jack H. Nusbaum Jack H. Nusbaum	Director	August 9, 2012

By:	/s/ Mark L. Shapiro Mark L. Shapiro	Director	August 9, 2012

INDEX TO EXHIBITS

Exhibit No.    Description of Exhibit
4    W. R. Berkley Corporation 2012 Stock Incentive Plan (incorporated by reference from the Company’s Proxy Statement dated April 9, 2012 relating to its 2012 annual meeting of stockholders).
5    Opinion of Willkie Farr & Gallagher LLP regarding the legality of the securities being registered.
23.1    Consent of KPMG LLP.
23.2    Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5).
24    Power of Attorney (reference is made to the signature pages).